EXHIBIT 99.2

Net Lease

1. Names

This lease is made by Avalon Development Enterprises, Inc., a Florida corporation (Landlord), and Godels, Solomon, Barber & Company, L.L.C., a Florida limited liability company (Tenant).

2. Premises Being Leased

Landlord is leasing to Tenant, and Tenant is leasing from Landlord, the following premises:

770 1st Avenue N.
St. Petersburg, Florida 33701

3. Term of Lease

This lease begins on May 1, 1999 and ends on April 1, 2004.

4. Rent

Tenant will pay rent in advance on the first day of each month.

Tenant's first rent payment will be on May 1, 1999. Tenant will pay rent of $2,416.67 per month for the first year of the lease. Rent will increase each year, on the anniversary of the starting date in paragraph 3, as follows:

N/A.

5. Option to Extend Lease

Landlord grants Tenant the option to extend this lease for an additional 5 years on the same terms.

Tenant may exercise this option only if Tenant is in substantial compliance with the terms of this lease. To exercise this option, Tenant must give Landlord written notice on or before March 1, 2004.

6. Security Deposit

Tenant has deposited $1,100 with Landlord as security for Tenant's performance of this lease. Landlord will refund the full security deposit to Tenant within 14 days following the end of the lease if Tenant returns the premises to Landlord in good condition (except for reasonable wear and tear) and Tenant has paid Landlord all sums due under this lease. Otherwise, Landlord may deduct any amounts required to place the premises in good condition and to pay for any money owed to Landlord under the lease.

7. Improvements by Landlord

Tenant accepts the premises in "as is" condition. Landlord need not provide any repairs or improvements before the lease term begins.

8. Improvements by Tenant

Tenant may make alterations and improvements to the premises after obtaining the Landlord's written consent, which will not be unreasonably withheld. At any time before this lease ends, Tenant may remove any of Tenant's alterations and improvements, as long as Tenant repairs any damage caused by attaching the items to or removing them from the premises.

9. Tenant's Use of Premises

Tenant will use the premises for the following business purposes:

Accounting.

Tenant will also use the premises for purposes reasonably related to the main use.

10. Landlord's Representations

Landlord represents that:

A.        At the beginning of the lease term, the premises will be properly zoned for Tenant's stated use and will be in compliance with all applicable laws and regulations.

B.        The premises have not been used for the storage or disposal of any toxic or hazardous substance and Landlord has received no notice from any governmental authority concerning removal of any toxic or hazardous substance from the property.

11. Utilities and Services

Tenant will pay for all utilities and services, including water, electricity and gas. This includes the electricity or gas needed for heating and air conditioning.

12. Maintenance and Repairs

A.        Tenant will maintain and make all necessary repairs to: (1) the roof, structural components, exterior walls and interior walls of the premises, and (2) the plumbing, electrical, heating, ventilating and air-conditioning systems.

B.        Tenant will clean and maintain (including snow removal) the parking areas, yards and exterior of the premises so that the premises will be kept in a safe and attractive condition.

13. Insurance

A.        Tenant will carry fire and extended coverage insurance on the building in the amount of at least $200,000; this insurance will include Landlord as an additional insured party.

B.        Tenant will carry public liability insurance, which will include Landlord as an additional insured. The public liability coverage for personal injury will be in at least the following amounts:

o $500,000 per occurrence, and
o $1,000,000 in any one year.

C.        Landlord and Tenant release each other from any liability to the other for any property loss, property damage or personal injury to the extent covered by insurance carried by the party suffering the loss, damage or injury.

D.        Tenant will give Landlord a certificate of insurance covering all insurance policies that this lease requires Tenant to obtain.

14. Taxes

A.        Landlord will pay all real property taxes levied but not assessed against the premises.

B.        Tenant will pay all personal property taxes levied and assessed against Tenant's personal property.

15. Subletting and Assignment

Tenant will not assign this lease or sublet any part of the premises without the written consent of Landlord. Landlord will not unreasonably withhold such consent.

16. Damage to Premises

A.        If the premises are damaged through fire or other cause not the fault of Tenant, Tenant will owe no rent for any period during which Tenant is substantially deprived of the use of the premises.

B.        If Tenant is substantially deprived of the use of the premises for more than 90 days because of such damage, Tenant may terminate this lease by delivering written notice of termination to Landlord.

17. Notice of Default

Before starting a legal action to recover possession of the premises based on Tenant's default, Landlord will notify Tenant in writing of the default. Landlord will take legal action only if Tenant does not correct the default within ten days after written notice is given or mailed to Tenant.

18. Quiet Enjoyment

As long as Tenant is not in default under the terms of this lease, Tenant will have the right to occupy the premises peacefully and without interference.

19. Eminent Domain

This lease will become void if any part of the leased premises or the building in which the leased premises are located are taken by eminent domain. Tenant has the right to receive and keep any amount of money that the agency taking the premises by eminent domain pays for the value of Tenant's lease, Tenant's loss of business and for moving and relocation expenses.

20. Holding Over

If Tenant remains in possession after this lease ends, the continuing tenancy will be from month to month.

21. Disputes

If a dispute arises, the parties will try in good faith to settle it through mediation conducted by a mediator to be mutually selected. The parties will share the costs of the mediator equally. Each party will cooperate fully and fairly with the mediator and will attempt to reach a mutually satisfactory compromise to the dispute. If the dispute is not resolved within 30 days after it is referred to the mediator, it will be arbitrated by an arbitrator to be mutually selected. Judgment on the arbitration award may be entered in any court that has jurisdiction over the matter. Costs of arbitration, including lawyers' fees, will be allocated by the arbitrator.

22. Additional Agreements

There are no additional agreements.

23. Entire Agreement

This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

24. Successors and Assignees

This lease binds and benefits the heirs, successors and assignees of the parties.

25. Notices

All notices must be in writing. A notice may be delivered to a party at the address that follows a party's signature or to a new address that a party designates in writing. A notice may be delivered:

o          in person
o          by certified mail, or
o          by overnight courier.

26. Governing Law

This lease will be governed by and construed in accordance with the laws of the state of Florida.

27. Counterparts

The parties may sign several identical counterparts of this lease. Any fully signed counterpart shall be treated as an original.

28. Modification

This agreement may be modified only by a writing signed by the party against whom such modification is sought to be enforced.

29. Waiver

If one party waives any term or provision of this lease at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this lease, that party retains the right to enforce that term or provision at a later time.

30. Severability

If any court determines that any provision of this lease is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this lease invalid or unenforceable and shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

LANDLORD

Avalon Development Enterprises, Inc.,
a Florida corporation
770 1st Avenue N.
St. Petersburg, Florida 33701

Dated: May 1, 1999

By:	/s/ Charles P. Godels
Charles P. Godels
Vice President

 TENANT

Godels, Solomon, Barber & Company, L.L.C.,
a Florida limited liability company
770 1st Avenue N.
St. Petersburg, Florida 33701

Dated: March 1, 2004

By:	/s/Charles P. Godels
Charles P. Godels
Member